Exhibit 5.1

[Letterhead of Dewey & LeBoeuf LLP]

March 23, 2011

Central European Distribution Corporation

3000 Atrium Way, Suite 265

Mt. Laurel, NJ 08054

Re: Resale Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Central European Distribution Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Prospectus”), filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale by the selling shareholder under the Securities Act of up to 1,897,746 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

We have examined (i) the Registration Statement; (ii) the Prospectus; (iii) the Certificate of Incorporation of the Company; (iv) the Amended and Restated Bylaws of the Company; and (v) the resolutions adopted by the Board of Directors of the Company relating to the issuance of the Common Stock. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, or as retrieved from the Securities and Exchange Commission’s EDGAR database, and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and in reliance thereon, we are of the opinion that the Common Stock has been duly authorized and is validly issued, fully paid and nonassessable.

Members of our firm are admitted to the Bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware. This opinion is limited to the laws as in effect on the date hereof. We disclaim any obligation to advise you of any change in law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement and the related Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Dewey & LeBoeuf LLP